Exhibit 10.61

AMENDED AND RESTATED OPEN-END

Mortgage DEED and Security Agreement

TO ALL PEOPLE TO WHOM THESE PRESENTS SHALL COME, GREETINGS:

KNOW YE, that as of this 30th day of January, 2018, TRADEPORT DEVELOPMENT V, LLC, a Connecticut limited liability company with an office and mailing address of 204 West Newberry Road, Bloomfield, Connecticut 06002-1308 (“Borrower”) for value received to its full satisfaction of PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, having an office and place of business at One Financial Plaza, Hartford, Connecticut 06103 (hereinafter referred to as the “Lender”) does hereby give, grant, bargain, sell, assign and confirm with MORTGAGE COVENANTS unto the Lender, its successors and assigns forever all of the Borrower’s right, title and interest in and to the real property commonly known as 755 and 759 Rainbow Road and 330 Stone Road, all being located in the Town of Windsor, Connecticut, the foregoing real property is more specifically described in Schedule A annexed hereto and made a part hereof, together with the buildings and improvements now or hereafter erected on the real property (hereinafter collectively referred to as the “Land” or the “Premises”) together with the following property and rights (the Premises together with such property and rights, hereinafter collectively referred to as the “Mortgaged Property”):

(A) all right, title and interest of Borrower, of whatever character (whether as owner, chattel lessee or otherwise, whether vested or contingent and whether now owned or hereafter acquired), in and to any and all (1) buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land (collectively, the “Buildings”), (2)  building materials, supplies and other property now or hereafter delivered to the Land or any other location for installation in or on the Land or any of the Buildings, and all fixtures, fittings, machinery, appliances, equipment, apparatus, furnishings and personal property of every nature whatsoever now or hereafter located in or on, or attached to, and used or intended to be used in connection with the Land, any of the Buildings or any business or other operations now or hereafter conducted in or on the Land or any of the Buildings or in connection with any construction or other work now or hereafter conducted in or on the Land or any of the Buildings, including, but without limiting the generality of the foregoing, all heating, lighting, laundry, incinerating and power equipment, engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, elevators, escalators, shades, awnings, screens, storm doors, and windows, stoves, wall beds, refrigerators, attached cabinets, partitions, ducts and compressors (including all right, title and interest of Borrower in and to any Service Equipment which may be subject to any title retention or security agreement); it being understood and agreed that all such Service Equipment is and shall continue to be deemed part and parcel of the Land and appropriated to the use thereof, and whether affixed or annexed to the Land or not, shall for the purpose of this Mortgage be deemed conclusively to be real estate and mortgaged hereby; and Borrower agrees to execute and deliver, from time to time, such further instruments (including any Security Agreements) as may be requested by Lender to confirm the lien of this

Mortgage on any Service Equipment; (all of the property described in this clause (2) being collectively referred to in this Mortgage as the “Service Equipment”) (the Buildings and the Service Equipment being collectively referred to in this Mortgage as the “Improvements”), (3) all right, title and interest of Borrower, of whatever character (whether vested or contingent and whether now owned or hereafter acquired), in and to any and all oil, gas and other minerals now or hereafter produced from or allocated to the Land and any and all products now or hereafter processed or obtained from any such oil, gas or other minerals, and (4) any and all plans, specifications, drawings, books, records and similar items now or hereafter relating to the Land or the Improvements, the operation thereof, any rights thereto or any interest therein;

(B) all right, title and interest of Borrower, of whatever character (whether vested or contingent and whether now owned or hereafter acquired), in and to (1) all streets, roads and public places (whether open or proposed) adjoining or otherwise providing access to the Land, (2) the land lying in the bed of such streets, roads and public places, and (3) all other sidewalks, alleys, ways, passages, vaults, water courses, strips and gores of land adjoining or used or intended to be used in connection with the Land or in connection with all or any part of the property described in paragraphs (A), (B) and (C) hereof;

(C) all right, title and interest of the Borrower in and to any and all leases, tenancies or rights of use and occupancy, with amendments, if any, and any extensions, renewals or guarantees of the tenants’ obligations thereunder, now or hereafter on or affecting the Mortgaged Property, whether or not recorded, with all security therefor and all monies payable thereunder, and all books and records which reflect payments made under the leases (hereafter the “Leases”) in accordance with, and subject to, the terms and conditions of Section 11 below;

(D) all rents, income, profits, security deposits and other benefits to which the Borrower may now or hereafter be entitled from the Mortgaged Property and/or the business operations conducted at or from the Mortgaged Property (hereinafter the “Property Income”) in accordance with, and subject to, the terms and conditions of Section 12 below;

(E) any unearned premiums, accrued, accruing or to accrue under insurance policies now or hereafter obtained by Borrower with respect to the Mortgaged Property and all proceeds, including insurance proceeds, of the conversion, voluntary or involuntary, of the Mortgaged Property, the improvements and/or any other property or rights encumbered or conveyed hereby, or any part thereof, into cash or liquidated claims; and

(F) all right, title and interest of Borrower, of whatever character (whether vested or contingent and whether now owned or hereafter acquired), in and to (1) any and all judgments, settlements, claims, awards, insurance proceeds and other proceeds and compensation, and any interest thereon (collectively referred to in this paragraph as “compensation”), now or hereafter made or payable in connection with any casualty or other damage to the Land or to all or any part of the Mortgaged Property, or in connection with any condemnation proceedings affecting any Mortgaged Property or any damage to or taking of any such property or any rights thereto or any interest therein in connection with any exercise of the power of eminent domain (or any conveyance in lieu of or under threat of any such taking), including, without limitation, any and all compensation for change of grade of streets or any other injury to or decrease in the value of any such property, (2) any and all proceeds of any sale, assignment or other disposition of any such property or any rights thereto or any interest therein, (3) any and all proceeds of any other conversion (whether voluntary or involuntary) of any such property or any rights thereto or any interest therein into cash or any liquidated claim, (4) any and all refunds and rebates of or with respect to any insurance premium, any Imposition (as hereinafter defined) or any other charge for utilities relating to any such property (including, without limitation, any and all refunds and rebates of or with respect to any deposit or prepayment relating to any such Insurance Premium, Imposition or charge), and any interest thereon and (5) all accounts, accounts receivable, option rights, contract rights, general intangibles, permits, licenses, approvals, bonuses, actions and rights in action arising from or relating to any such property or any business or other operations conducted in or on any such property by or on behalf of or for the benefit of Borrower (including, without limitation, all rights of Borrower in and to insurance proceeds, all rights of Borrower in and to unearned or prepaid Insurance Premiums, Impositions or other charges for utilities, and any deposits with respect thereto and any interest thereon, and all rights of Borrower in and to any and all contracts and bonds relating to operation, maintenance, construction, renovation, restoration, repair, management or security of any such property);

(G) any and all awards or payments, including interest thereon, and the right to receive the same, which may be made with respect to the Mortgaged Property as a result of (i) any other injury to or decrease in value of the Mortgaged Property, or (ii) any reacquisition by any redevelopment or other municipal agency of any portion of the Mortgaged Property pursuant to any right of reacquisition reserved by such agency in or as a result of any redevelopment plan or agreement, and Borrower agrees to execute and deliver, from time to time, such further instruments as may be requested by Lender to confirm such assignment to Lender of any such award or payment; and

(H) all rights of the Borrower in and to any and all plans, specifications, drawings, architectural contracts, contracts for design and construction, of any improvements upon any portion of the Land, any and all chattel paper, instruments, accounts, rents, profits, revenues, royalties, bonuses, rights and benefits under all Leases, general intangibles, machinery, equipment, chattels, articles of personal property and fixtures described and included in this Mortgage, and all additions, accessions, substitutions and replacements thereto and therefore together with the proceeds thereof; and

(I) any and all further or greater estate, right, title, interest, claim and demand of Borrower, of whatever character (whether vested or contingent and whether now owned or hereafter acquired), in and to any of the property described in the foregoing paragraphs or any rights or interests appurtenant thereto.

TO HAVE AND TO HOLD the above granted and bargained Mortgaged Property, with the privileges and appurtenances thereof, unto the said Lender, its successors and assigns forever, to its own proper use and behoof.  Furthermore, Borrower does for itself, and its successors and assigns, covenant with Lender, its successors and assigns, that at and until the ensealing of these presents, it is well seized of the Land as a good indefeasible estate in fee simple, and has good right to bargain and sell the same in manner and form as is above written and that the same is free from all encumbrances whatsoever, except as set forth in the mortgagee policy of title insurance delivered on even date herewith to Lender with respect to the Mortgaged Property.

And furthermore, the said Borrower does by these presents, bind itself, its successors and assigns forever, to warrant and defend the above granted and bargained Mortgaged Property to the said Lender, its successors and assigns, against all claims and demands whatsoever, except as set forth in the mortgagee policy of title insurance delivered on even date herewith to Lender with respect to the Mortgaged Property.

THE CONDITION OF THIS DEED IS SUCH THAT:

WHEREAS, pursuant to a certain Loan and Security Agreement by and between the Lender and the Borrower dated March 15, 2017 (the “Original Loan Agreement”), the Lender made a certain mortgage loan to the Borrower pursuant to a promissory note in the original principal amount of Twelve Million and 00/100 Dollars ($12,000,000.00) dated March 15, 2017 (the “Original Note”), which Original Note was secured by, inter alia, an Open-End Mortgage Deed and Security Agreement of the Borrower to the Lender dated March 15, 2017 and recorded in Volume 1841 at Page 560 of the Land Records for the Town of Windsor (the “Original Mortgage”); and

WHEREAS, the Borrower has requested that the Lender, inter alia, increase the loan evidenced by the Original Note to the principal amount of Eighteen Million Seven Hundred Eighty Thousand Eight Hundred Thirty-Three and 34/100 Dollars ($18,780,833.34); and

WHEREAS, pursuant to the terms of a certain Amended and Restated Loan and Security Agreement by and between the Borrower and the Lender and dated of even date herewith (such Amended and Restated Loan Agreement, as presently constituted and as it may hereafter be amended, modified, extended, refinanced or consolidated, restated, together with any and all loan agreements that may hereafter be given in substitution therefor, being hereinafter referred to as the “Loan Agreement”), the Lender has increased the loan evidenced by the Original Note to the principal amount of Eighteen Million Seven Hundred Eighty Thousand Eight Hundred Thirty-Three and 34/100 Dollars ($18,780,833.34) (the “Loan”), which increased Loan is evidenced by an Amended and Restated Promissory Note of the Borrower in the original principal amount of said increased Loan and dated of even date herewith (such Amended and Restated Promissory Note, as presently constituted and as it may hereafter be amended, modified, extended, refinanced, restated, renewed or consolidated, together with any and all notes that may hereafter be given in substitution therefor, being hereinafter referred to as the “Note”), a copy of which Note is attached hereto and made a part hereof as Schedule B; and

WHEREAS, in connection with the Note, the Borrower and Lender have entered into an interest rate swap transaction evidenced by that certain Interest Rate Protection Agreement (as defined in the Loan Agreement), the amount and nature of the obligations of the Borrower with respect to such interest rate swap are as set forth in, and are determined pursuant to, such Interest Rate Protection Agreement; and

WHEREAS, this Mortgage is intended to secure the Note, the Loan Agreement and the Interest Rate Protection Agreement as well as any renewals or extensions thereof, and advances made pursuant to the Note; and

WHEREAS, Borrower represents and warrants that it is not under any disability, and has full power and authority to execute and deliver the Note, the Loan Agreement, the Interest Rate Protection Agreement, this Mortgage and all other mortgage instruments or documents required of it to Lender; and

WHEREAS, the Borrower and the Lender agree that the Original Mortgage is hereby amended and restated in its entirety by this Mortgage and that this Mortgage shall supersede the terms of the Original Mortgage, except only insofar as the parties intend to preserve the lien of the Original Mortgage for the Lender’s benefit in a total amount not exceeding the amount of the Mortgage Debt (as hereinafter defined); and

WHEREAS, Borrower in order to more fully protect and preserve the security of this Mortgage, covenants, represents and agrees as follows:

Section 1. Promise to Pay.  Borrower will pay the indebtedness evidenced by the Note and the Interest Rate Protection Agreement secured by this Mortgage at the times and in the manner provided in the Note and Interest Rate Protection Agreement and will otherwise perform and abide by all the terms and conditions of the Note, the Interest Rate Protection Agreement, the Loan Agreement and every other instrument now or hereafter securing, evidencing or relating to the Note and the Interest Rate Protection Agreement and the debt evidenced thereby (collectively referred to herein as the “Loan Documents”) at the times and in the manner set forth in such Loan Documents, any default in such performance being hereby declared to be a default under this Mortgage.  All amounts due the Lender under any of the aforesaid instruments shall be secured by the lien of this Mortgage and shall be referred to hereafter as the “Mortgage Debt”.

Section 2. Property Taxes and Assessments.  Borrower shall promptly cause to be paid and discharged on or before the last day when they may be paid without interest or penalty, all taxes, assessments, rates, dues, charges, fees, levies, excises, duties, fines, impositions, liabilities, obligations, liens and encumbrances (including, without limitation, water and sewer rents and charges, charges for setting or repairing meters and charges for other utilities or services), general or special, ordinary or extraordinary, foreseen or unforeseen, of every kind whatsoever, now or hereafter imposed, levied or assessed upon or against all or any part of the Mortgaged Property or the use, occupancy or possession thereof, or upon or against this Mortgage, the Loan or the interest of Lender in the Mortgaged Property, as well as all income taxes, if any, assessments and other governmental charges imposed, levied or assessed upon or against Borrower or in respect of all or any part of the Mortgaged Property, and any and all interest, costs and penalties on or with respect to any of the foregoing or which may be or become a lien prior to the lien of this Mortgage or have priority in payment to the indebtedness secured hereby (collectively, the “Impositions”); and further shall exhibit to Lender within ten (10) days after demand certificates or receipts issued by the appropriate authority showing full payment of all such impositions.

Section 3. Insurance.  Borrower shall maintain insurance as required under the Loan Agreement.  Subject to the terms and conditions of the Loan Agreement, should Lender by reason of such insurance receive any sum or sums of money for damage by fire or the other hazards covered thereby (i) such sum or sums may be retained and applied by Lender, in its discretion, toward payment of the indebtedness secured hereby whether or not same shall be then due or payable or (ii) may be paid over either in whole or in part to Borrower for the repair of said buildings or for the erection of any buildings in their place, or for any other purpose or object satisfactory to Lender, and if Lender retains and applies said insurance money as aforesaid, the lien of this Mortgage shall be affected only by a reduction thereof in an amount equal to the amount of such insurance money so retained and applied as aforesaid.

Notwithstanding any provision of this Section 3 to the contrary, Lender agrees by its acceptance of delivery of this Mortgage, that in the event Lender receives any sum or sums of money for damage by fire or the other hazards covered by any insurance required to be maintained by Borrower in accordance with the requirements of this Section 3 and such proceeds relate to a casualty which has a cost of repair or restoration of less than Two Million Dollars ($2,000,000.00) that Lender shall pay over on a reasonable schedule any such sum or sums as remain after deducting any reasonable costs of collection and disbursements, including reasonable attorneys’ fees, incurred by Lender in connection with the collection of such sum or sums, either in whole or in part, to Borrower for the reconstruction, repair or restoration of said Improvement(s) or for the erection of any new Improvements, or for any other purpose or object reasonably satisfactory to Lender, provided the following conditions have been fully met, satisfied and complied with:

(a)There is no current occurrence of an Event of Default continuing beyond any applicable notice or cure period, on the part of Borrower under any of the terms, covenants and conditions contained in the Note or this Mortgage, the Loan Agreement or any other Loan Document;

(b)No Lease of all or any part of the Mortgaged Property shall have been terminated as a result of such loss;

(c)Borrower has presented to Lender reasonably satisfactory plans and specifications for the reconstruction, repair or restoration of the Improvements, or for the erection of any new Improvements;

(d)Borrower has presented reasonably satisfactory evidence to Lender that Borrower can provide any funds necessary for such work in addition to the insurance proceeds in the event the insurance proceeds are less than adequate to cover the cost of such work;

(e)Borrower has presented reasonably satisfactory evidence to Lender that Borrower has obtained or will obtain all necessary building permit(s) or other approvals required by any federal, state or local government or agency, department or instrumentality thereof required in order to commence and complete such work;

(f)All reconstruction can be completed in the reasonable estimation of Lender before the Maturity Date set forth in the Note.

At such time as the above conditions have been satisfied such sum or sums (insurance proceeds) shall be paid over to Borrower to be applied towards payment of the costs of reconstruction, repair, or restoration of the Improvement(s) or the erection of any building(s) in its place, after deducting any reasonable costs of collection and disbursements, including reasonable attorneys’ fees, incurred by Lender in connection with the collection of such sum or sums (insurance proceeds).  Any such sum or sums to be paid over to Borrower by Lender in accordance with the terms hereof, may, at the option of Lender, be paid over to said Borrower in installments as the work progresses, the time and amount of each advancement to be at the sole good faith discretion and upon the reasonable estimate of said Lender, so that when all of the work on said Mortgaged Property shall have been completed to the reasonable satisfaction of Lender, Lender shall then pay over to said Borrower any balance of such sum or sums as may remain.  Any such sum or sums (insurance proceeds) not required for such reconstruction, repair or restoration of the Improvement(s) or the erection of any building(s) in its place, or not in fact so applied, shall, at the option of Lender, be applied by Lender in its discretion, toward payment of the Mortgage Debt secured hereby whether or not same shall be then due or payable, or may be paid over to Borrower.

Section 4. Tax and Insurance Escrow.  Borrower shall deposit in escrow with Lender, together with and in addition to the monthly payments of principal and/or interest payable under the terms of the Note, (i) a sum equal to one-twelfth of the next maturing annual Impositions and, at its option during the continuance of an Event of Default, a sum equal to one-twelfth of the annual premiums for insurance policies covering the Mortgaged Property, or both; and (ii) sufficient funds (as estimated from time to time by Lender) to permit Lender to pay such Impositions or annual premiums, or both, when due.  The escrow funds shall not, unless required by law, bear interest and may be commingled with other funds of Lender.  If the whole of the Mortgage Debt shall be declared due and payable by Lender, pursuant to the terms hereof, all such deposits may, at the option of Lender, be applied in reduction of such indebtedness.  Upon full payment and satisfaction of this Mortgage or at any prior time, at the election of Lender, the balance of the deposits in its possession shall be paid over to the record owner of the Land, and no other party shall have any right or claim thereto in any event.  Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing hereunder, any amounts escrowed with Lender pursuant to this Section 4 shall only be used by Lender to pay the applicable Impositions or insurance premium.  For purposes of clarity, it is understood and agreed that Borrower shall not be obligated to escrow any amounts with Lender with respect to insurance premiums unless an Event of Default has occurred and is continuing and Lender has then requested such escrows.

Section 5. Eminent Domain.  In the event that the whole or any part of the Mortgaged Property shall be taken by eminent domain, or in the event of any alteration of the grade of any street or highway, or of any other injury to or decrease in value of the Mortgaged Property, or the reacquisition of the whole or any part of the Mortgaged Property pursuant to the terms of any redevelopment plan or agreement affecting the Mortgaged Property, or if any agreement shall be made between Borrower and any entity vested with the power of eminent domain, any and all awards and payments on account thereof shall be deposited with Lender.  Borrower shall give Lender priority notice of any eminent domain proceeding affecting any part of the Mortgaged Property.  Lender shall have the right to intervene and participate in any proceedings for and in connection with any such taking, unless such intervention shall be prohibited by the Court having jurisdiction over such taking, in which event Borrower shall consult with Lender in connection with such proceedings; and Borrower shall not enter into any agreement with regard to the Mortgaged Property or any award or payment on account thereof unless Lender shall have consented thereto in writing.

The Lender may, in its sole discretion, retain and apply any eminent domain award or payment toward payment of the Mortgage Debt or pay the same over wholly or in part to the Borrower.  Notwithstanding any such taking, alteration of grade, other injury to or decrease in value of the Mortgaged Property, or reacquisition of title, or agreement and the application of such award by Lender, Borrower shall continue to pay interest on the principal sum secured hereby at the rate provided in the Note, and to make any and all payments required by the Note, the Interest Rate Protection Agreement and this Mortgage.  Any reduction in the principal sum resulting from the application by Lender of such award or payment as hereinafter set forth shall be deemed to take effect only on the date of such application.

Section 6. Maintenance and Repair.  Borrower shall maintain, or cause to be maintained, the buildings and other improvements on the Mortgaged Property and all Service Equipment in good condition and repair and will neither commit nor suffer to be committed any waste.  Borrower shall also perform, observe and comply with all the terms, covenants and conditions on its part to be performed and complied with under any redevelopment plan or other agreement governing or restricting the use or enjoyment of the Mortgaged Property.  The Borrower shall promptly repair, restore, replace or rebuild any part of the Mortgaged Property which may be damaged or destroyed by any casualty whatsoever or which may be affected by any proceeding of the character referred to in Section 5.  The Borrower shall complete and pay for, within a reasonable time, any structure at any time in the process of construction on the Land.  All such work shall be done promptly and in a good and workmanlike manner.

Section 7. Alteration or Demolition.  Except as expressly permitted under the Loan Agreement, no building or other improvement now or hereafter located on the Land shall be materially structurally altered, removed or demolished without Lender’s express prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall any Service Equipment be removed at any time without like consent unless actually replaced by an article of equal suitability and at least equal value owned by Borrower, free and clear of any security interest or any reservation of title thereto.  Any such changes, additions and alterations shall become part of the Mortgaged Property immediately upon installation.  Any replacement of Service Equipment shall constitute Service Equipment and be subject to the lien of this Mortgage.

Section 8. Compliance with Law; Environmental Matters.

(a) Borrower shall promptly comply in all material respects, with all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations or court orders affecting Borrower, the Mortgaged Property, or the use or operation thereof, including, without limitation, Prescribed Laws (collectively, “Applicable Laws”) and the terms of each insurance policy applicable to the Mortgaged Property.  The term “Prescribed Laws” shall mean, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required

to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (iv) all other legal requirements relating to money laundering or terrorism.

(b) Borrower shall from time to time, upon Lender’s request, provide Lender with evidence reasonably satisfactory to Lender that Borrower and the Mortgaged Property complies with all Applicable Laws or is exempt from compliance with Applicable Laws.

(c) Notwithstanding any provisions set forth herein or in any document regarding Lender’s approval of alterations of the Mortgaged Property, Borrower shall not alter the Mortgaged Property in any manner which would materially increase Borrower’s responsibilities for compliance with Applicable Laws without the prior written approval of Lender.  Lender’s approval of the plans, specifications, or working drawings for alterations of the Mortgaged Property shall create no responsibility or liability on behalf of Lender for their completeness, design, sufficiency or their compliance with Applicable Laws.  The foregoing shall not apply to tenant improvements constructed by Borrower or by any of its tenants.  Lender may condition any such approval upon receipt of a certificate of compliance with Applicable Laws from an independent architect, engineer, or other person acceptable to Lender.

(d) Borrower shall give prompt notice to Lender of the receipt by Borrower of any notice related to a violation of any Applicable Laws and of the commencement of any proceedings or investigations which relate to compliance with Applicable Laws.

(e) In addition to any other notices required under this Mortgage, the Borrower shall promptly notify the Lender of the (1) receipt of notice from any governmental authority relating to the Mortgaged Property the subject of which is or could reasonably be expected to have a Material Adverse Effect (as defined in the Loan Agreement); (2) receipt of any notice of default or noncompliance from the holder of any other lien or security interest in the Mortgaged Property other than routine mailings; or (3) commencement of any judicial or administrative proceedings against or otherwise affecting the Borrower or the Mortgaged Property which, if adversely determined, will or can reasonably be expected to have a Material Adverse Effect.

(f) In the event of any discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical liquids or solid, liquid or gaseous products or hazardous waste which, if contained or removed or mitigated by the State of Connecticut, would give rise to a lien under Connecticut General Laws Section 22a-452a, as amended (a “Spill”) affecting the Mortgaged Property, whether or not the same originates or emanates from the Mortgaged Property or any contiguous real estate, the Borrower shall or shall cause its tenant(s) to contain, remove or mitigate same in a timely manner and in accordance with any directives of the State of Connecticut.  If the Borrower shall fail to remedy such Spill or otherwise comply with any of the requirements of Chapter 446K of the Connecticut General Statutes Revision of 1958, as amended (the “Act”) or related regulations, or any similar applicable federal laws or regulations, including the assertion of any lien thereunder or related regulations or any other environmental law or regulation, the Lender may at its election, but without the obligation to do so, give such notices and/or cause such work to be performed at the Mortgaged Property and/or take any and all other actions as the Lender shall deem necessary or advisable in order to remedy the Spill or cure such failure of compliance, and any amounts paid as a result thereof shall be reimbursed by the Borrower upon demand by the Lender, shall bear interest at the “Default Rate” provided for in the Note and shall be secured by the lien of this Mortgage.

(g) Upon Lender’s reasonable belief that the Mortgaged Property is not in compliance with all Environmental Laws or that there has been a Release or at any time following the occurrence and during the continuance of an Event of Default, Lender and any other person or entity designated by Lender, including but not limited to any representative of a governmental entity, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Mortgaged Property at all reasonable times and upon reasonable prior notice to assess any and all aspects of the environmental condition of the Mortgaged Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing at the Borrower’s sole cost and expense.  Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.

(h) If any investigation, environmental report or governmental investigation or order indicates that there may exist any damage or risk to the Mortgaged Property, or any liability of the Borrower relating to any Hazardous Materials or other environmental conditions with respect to the Mortgaged Property, the Lender may require the Borrower to furnish immediately an indemnity bond in an amount determined by the Lender, in its sole but reasonable discretion, to be sufficient to pay all actual and estimated cleanup costs and to protect against any liens that may arise with respect to such potential cleanup costs.  The Lender’s demand that the Borrower post any bond or other security shall not be a waiver of any Event of Default or of any other right or remedy available to the Lender.

Section 9. Right to Enter.  In the case of default in the performance of or compliance with the terms, covenants and conditions set forth in the Note, the Interest Rate Protection Agreement, the Loan Agreement, this Mortgage or any other Loan Document beyond applicable cure periods, Lender shall have the right forthwith and without notice to enter into and upon the Mortgaged Property, take possession thereof, and collect the rents, issues and profits therefrom, with or without the appointment of a receiver, and to apply the same, after payment of reasonable collection, management and attorneys’ fees, in reduction of the Mortgage Debt in such manner or proportion as Lender may elect.

Section 10. Sale, Encumbrance and Use.

(a) The Borrower shall not, without the Lender’s prior written consent which may be withheld in the Lender’s sole discretion for any reason whatsoever, (i) initiate or allow any transfer, lease (except for leases permitted pursuant to Section 11 below), mortgage or other disposition of, or contract to dispose of, legal or equitable title to all or any part of the Mortgaged Property; (ii) change the ownership of, commence an action to dissolve or otherwise effect the dissolution of the Borrower in violation of the terms and conditions of the Loan Agreement; (iii) cause the termination of or change the ownership, the articles of organization, the operating agreement or the members or managers of Borrower; (iv) voluntarily create any liens or encumbrances against the Mortgaged Property or the Borrower’s title thereto; (v) initiate or allow any change in the nature of the use and occupancy of the Mortgaged Property, including any such change which materially increases the possibility of a Spill; (vi) record any Declaration of Common Interest Community; or (vii) modify the legal description of, subdivide, add or subtract any real property to or from the Land constituting the Mortgaged Property or any portion thereof, or merge any Land constituting the Mortgaged Property with other lands of the Borrower.

(b) The Borrower will keep the Mortgaged Property free from the claim of all persons supplying labor or materials in connection with the construction or repair of any Improvements constituting a part of the Mortgaged Property.

(c) The Borrower shall promptly notify the Lender if any lien, attachment or encumbrance is recorded against the Mortgaged Property without the Borrower’s consent and will cause the lien to be cancelled and discharged of record within thirty (30) days after its recording.

Section 11. Leases.  Except as set forth in the Loan Agreement or the Collateral Assignment (as defined in the Loan Agreement) the Borrower will not, without the prior written consent of the Lender: (a) cancel or terminate any Lease, or consent to any cancellation, termination or surrender thereof, of any assignment thereof; (b) amend, modify or subordinate any Lease; (c) enter into any new Lease; (d) waive any default under or breach of any Lease; (e) consent to any prepayment or discount of rent or advance rent under any Lease; or (f) take any other action in connection with any Lease which may impair or jeopardize the validity of such Lease or the Lender’s interest therein.  The Lender shall have the right to review and reasonably refuse written consent to any of the above proposed actions of the Borrower based upon the substance of the proposed transaction, the creditworthiness of the tenant, the financial condition of the Mortgaged Property or otherwise.

Section 12. Property Income.  The Borrower hereby assigns, transfers and grants a security interest to the Lender in and to the Property Income to secure the Mortgage Debt.  The Borrower will not otherwise assign, transfer or encumber the Property Income in any manner.  The Borrower may collect and use the Property Income, as the same becomes due and payable, so long as no Event of Default (as hereinafter defined) has occurred, but may not collect the Property Income more than thirty (30) days in advance of the date the same becomes due.  This Section shall constitute an absolute and present assignment of the Property Income.  The existence or exercise of the Borrower’s conditional permission to collect the Property Income shall not operate to subordinate this assignment to any subsequent assignment.  The provisions of this Section and the preceding Section regarding Leases are intended to be complementary to any rights given Lender under the Collateral Assignment and shall be construed accordingly.

Section 13. Appointment of Receiver.  Lender shall have the right immediately after any Event of Default, upon proceedings being commenced for the foreclosure of this Mortgage, to apply for the appointment of a receiver of the rents and profits of the said Mortgaged Property without notice, and Lender shall be entitled to the appointment of such receiver as a matter of right, without consideration of the value of the Mortgaged Property as security for the amounts due Lender, or the solvency of any person or persons liable for the payment of such amounts.

Section 14. Security Agreement.

(a) This Mortgage is also a security agreement under the Uniform Commercial Code for any of the Mortgaged Property which, under applicable law, may be subject to a security interest under the Uniform Commercial Code, whether acquired now or in the future, and all products and cash and non-cash proceeds thereof (collectively, “UCC Collateral”).  Borrower (as Debtor) hereby grants to Lender (as Creditor and Secured Party) a security interest in the UCC Collateral.  This Mortgage is a self-operative security agreement and fixture filing for the purpose of creating and perfecting a security interest in all of the UCC Collateral.  Borrower hereby agrees that the Lender is authorized, without the need of signature or further authorization by the Borrower, to file financing statements naming the Borrower as debtor from time to time and in such form as the Lender may require to perfect and maintain a security interest with respect to the UCC Collateral.  Borrower shall pay all filing costs and all costs and expenses of any record searches for financing statements that Lender may require.  Without the prior written consent of Lender,  Borrower shall not create or permit to exist any other lien or security interest in any of the UCC Collateral.  If an Event of Default has occurred and is continuing beyond any applicable cure period,  Lender shall have the remedies of a secured party under the Uniform Commercial Code, in addition to all remedies provided by this Mortgage or existing under applicable law.  In exercising any remedies, Lender may exercise its remedies against the UCC Collateral separately or together, and in any order, without in any way affecting the availability of Lender’s other remedies.  This Mortgage constitutes a financing statement with respect to any part of the Mortgaged Property which is or may become a fixture.

(b) It is hereby expressly declared and agreed that, to the extent permitted by law, all items of Service Equipment, all accessions, renewals, substitutions and replacements thereof and thereto and all other items included in the Mortgaged Property are, and at all times and for all purposes shall be deemed to be, part and parcel of the real property encumbered by this Mortgage and appropriated to the use of such real property, whether or not any such item is affixed or annexed to such real property and whether or not any such item is or shall be identified by serial number or otherwise referred to or reflected in any recital or list contained in this Mortgage or in any financing statement filed or recorded in connection herewith.  Neither anything set forth in this Section nor the filing or recording of any such financing statement in the records for personal property security interests shall be construed as in any way derogating from or otherwise impairing the effectiveness of the aforesaid declaration.  The mention in any such financing statement of any particular item included in the Mortgaged Property shall not be construed as in any way altering the rights of Lender with respect thereto pursuant to this Mortgage or the priority of the lien of this Mortgage with respect thereto.  Any and all such financing statements are intended to be for the protection of Lender in the event that any court shall determine that the priority of the lien of this Mortgage with respect to any part of the Mortgaged Property requires the recording or filing of notice in the records for personal property security interests.

(c) This Mortgage is intended to be a financing statement within the purview of Section 9-502(b) of the Uniform Commercial Code with respect to the UCC Collateral and the goods described herein, which goods are or may become fixtures relating to the Mortgaged Property.  The addresses of the Borrower (Debtor) and the Lender (Secured Party) are set forth at the beginning of this Mortgage.  This Mortgage is to be filed for recording with the records of land evidence of the municipality or municipalities where the Mortgaged Property is located.  The Borrower is the record owner of the Mortgaged Property.

Section 15. Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder and under the Note:

(a) The failure to pay the Mortgage Debt in full by the “Maturity Date” as defined in the Note, or the failure to pay any other installment of principal and/or interest or any other sums due with respect to the Mortgage Debt upon maturity or within the time period (including any applicable cure period) specified in the Note or the Interest Rate Protection Agreement, as applicable;

(b) The occurrence of an Event of Default (as defined therein) under any Loan Documents (including, but not limited to, the Interest Rate Protection Agreement) and the continuance thereof beyond any grace periods set forth in said agreements, if any;

(c) The failure to pay the premiums on or keep in force any insurance required under Section 3;

(d) The failure to pay any Impositions within the applicable time periods set forth under Section 2 for which amounts are not being escrowed with the Lender;

(e) The transfer, encumbrance or change in use of, or other action or non-action with respect to, the Mortgaged Property in contravention of the provisions of Section 10 hereof or the Borrower’s failure to have any lien, attachment or encumbrance which is enforced or levied against the Mortgaged Property without the Lender’s consent (other than the lien for ad valorem taxes not yet due) discharged, released and/or satisfied within the time provided for in Section 10;

(f) The occurrence of any of the following events: (a) a change, without the Lender’s prior written consent, in the nature of the use or occupancy of the Mortgaged Property which materially increases the possibility of a Spill, (b) the failure of the Borrower to contain, remove or mitigate any Spill in accordance with the terms of applicable law, or (c) the Borrower’s failure to, upon request, reimburse the State of Connecticut or the Lender for any amounts expended by them with respect to any Spill;

(g) The assignment of the whole or any part of the Leases or Property Income except as permitted herein;

(h) The actual or threatened waste, removal or demolition of, or material alteration to, any part of the Mortgaged Property without the Lender’s prior written consent not to be unreasonably withheld or delayed;

(i) There shall be a default in the performance or observance of any term, covenant, condition or agreement contained in this Mortgage (other than as specifically provided for otherwise in this Section 15) and such default shall continue for a period of thirty (30) days after notice from the Lender provided, however, that if (i) the curing of such failure cannot be accomplished with due diligence within said thirty (30) day period; (ii) granting an additional period of time within which to cure such failure would not (A) result in any material impairment of the Mortgaged Property, or any portion thereof, or the Lender’s lien thereon or (B) have a Material Adverse Effect (as defined in the Loan Agreement); and (iii) the Borrower commences to cure such failure promptly upon learning thereof and thereafter diligently and continuously prosecutes the cure of such failure, then such thirty (30) day period shall be extended for such time as shall be reasonably necessary to cure such failure; provided further, however, such extended cure period shall not be applicable to any failure which can be cured by the payment of money;

(j) The occurrence of a default (which continues beyond any applicable notice and cure periods) under, or demand for the payment of, any other note or obligation secured by a mortgage on, or security interest in, the Mortgaged Property;

(k) The cancellation, revocation, suspension or failure to receive a grant or renewal of any and all licenses and permits pertaining to or necessary for the operation of the Mortgaged Property;

(l) The material impairment of the value of any part of the Mortgaged Property by condemnation or casualty not otherwise covered by insurance;

(m) The occurrence of a default under any other note or obligation of the Borrower to the Lender which default continues beyond any applicable notice and cure period;

(n) The passage or enforcement of any federal, state, or local law or the rendition of a final decision of any court (other than a law or decision with respect to a tax upon the general revenues of the Lender) in any way directly changing or affecting the Loan or lessening the net income thereon in a fashion which is not corrected or reimbursed by the Borrower; and

(o) The passage or enforcement of any federal, state or local law, or the rendition of a final decision of any court in any way impairing the Lender’s ability to charge and collect the interest stated under the Loan, including without limitation, the ability to vary the interest payable under the Loan in accordance with the terms hereof.

Section 16. Remedies. Whenever an Event of Default shall have occurred and be continuing, the Lender may take any one or more of the following remedial steps:

(a) Acceleration.  The Lender may declare, without demand or notice to the Borrower, the outstanding principal amount of the Note and the interest accrued thereon, and the Mortgage Debt, to be due and payable immediately, and upon such declaration such principal and interest and other sums shall immediately become, and be, due and payable.

(b) Foreclosure.  The Lender may foreclose this Mortgage and exercise its rights as a secured party for all or any portion of the Mortgage Debt which is then due and payable, subject to the continuing lien of this Mortgage for the balance not then due and payable.

(c) Possession of Property; Appointment of Receiver.

(i) The Lender may, at its option (1) enter upon and take possession and control of the Mortgaged Property and the Property Income with those rights and powers more particularly set forth in subsection (iii) below; (2) make application to a court of competent jurisdiction for and obtain the immediate ex parte appointment of a receiver authorized to immediately enter upon and take possession and control of the Mortgaged Property and the Property Income with those rights and powers more particularly set forth below; and (3) without taking possession and control of the Mortgaged Property, immediately commence action to collect directly all Property Income in the place and stead of the Borrower with full rights and powers to notify all parties liable to make payments of Property Income to make said payments directly to the Lender or its agents, and the Lender or its agents shall have the further power and authority to sue for or otherwise collect and receive all Property Income.

(ii) The Borrower hereby waives to the fullest extent permitted by law all rights to prior notice or court hearing in connection with any action by the Lender of the types set forth in subsection (i) above, and the Borrower further waives any requirement that Lender provide any bond, surety, or other security in connection with any said action.

(iii) In the event the Lender or a receiver enters upon and takes possession and control of the Mortgaged Property and/or the Property Income pursuant to subsection (i) above, said person or entity shall, in addition to such other rights and powers as may subsequently be authorized, have the right and power to (1) operate, manage and control the Mortgaged Property and exercise all the rights and powers of the Borrower in its name or otherwise with respect to the same; (2) make all necessary and proper maintenance repairs, replacements, and improvements to the Mortgaged Property; (3) collect and receive all Property Income; and (4) enforce all terms of existing contracts pertaining to the Mortgaged Property and enter into such new contracts as the Lender or the receiver may determine necessary in its sole discretion.

(iv) All Property Income collected by the Lender, the Lender’s agent or a receiver pursuant to subsection (i) above shall be applied in such order of priority as the Lender may determine in its sole discretion to (1) interest and principal due on the Mortgage Debt; (2) Impositions and insurance premiums due with respect to the Mortgaged Property and/or the business operations conducted from the Mortgaged Property; (3) all costs and expenses of operating, maintaining, repairing and improving the Mortgaged Property; and (4) the compensation, salaries, expenses and disbursements of any agents, employees, attorneys, or other representatives of the Lender, the Lender’s agent or the receiver in connection with the possession, control and/or operation of the Mortgaged Property and the business operations conducted therefrom.

(v) The Lender, its agents, or any receiver acting pursuant to subsection (i) above shall in no event be liable or accountable for more monies than actually are received from the Mortgaged Property during the period which the Lender, its agents or any receiver actually is in possession and control of the Mortgaged Property.  Neither the Lender, its agents or any receiver shall be liable or accountable in any manner for the failure to collect Property Income for any reason whatsoever.

(vi) All costs, expenses and liabilities of every character by the Lender in managing, operating and maintaining the Mortgaged Property, not paid from Property Income as hereinabove provided, shall constitute Lender Advances pursuant to Section 18.

(vii) In the event of foreclosure, the Lender, its agents or any receiver acting pursuant to subsection (a) above may remain in possession of the Mortgaged Property until (i) the foreclosure sale; (ii) the redemption of the Mortgaged Property; or (iii) if a deficiency exists, the expiration of any redemption period of the United States of America extending subsequent to the foreclosure sale.  The Lender, its agents or the receiver shall incur no liability for, nor shall the Borrower assert any claim or setoff as a result of, any action taken while the Lender, its agent or a receiver is in possession of the Mortgaged Property unless such action constitutes negligence or willful misconduct on the part of Lender or its agent(s).

(d) Additional Rights and Remedies.  The rights and remedies of the Lender hereunder shall be in addition to Lender’s other rights and remedies under the laws of the State of Connecticut.  Nothing contained in this Mortgage shall be construed as requiring the Lender to pursue any particular right or remedy for the purpose of procuring the satisfaction of the obligations and Mortgage Debt secured hereby, and the Lender may exercise any or all of Lender’s rights and remedies under this Mortgage, the instruments evidencing the Mortgage Debt, or otherwise provided by law, in Lender’s sole discretion.  No failure of the Lender to insist upon strict performance by the Borrower of any of Borrower’s covenants or obligations under this Mortgage, the Note, the Loan Documents, and no delay by the Lender in exercising any of Lender’s rights or remedies hereunder, thereunder or otherwise provided by law, shall be deemed to be a waiver of such covenants or obligations or to preclude the exercise of such rights or remedies, and the Lender, notwithstanding any such failure or delay, shall have the right thereafter to insist upon the strict performance by the Borrower of any and all of its covenants and obligations under this Mortgage and the instruments evidencing the Mortgage Debt, and to exercise any and all of its rights and remedies hereunder, thereunder or otherwise provided by law.

(e) Prepayment After Event of Default.  If an Event of Default shall occur under this Mortgage and if by reason thereof Lender elects to declare the entire principal balance hereof to be immediately due and payable, or if an action is commenced for the foreclosure of this Mortgage, then in such event the prepayment consideration in the Note provided for, if any, shall become due and payable on the date of such election in the same manner as though Borrower had exercised such right of prepayment as therein set forth.

Section 17. Right to Inspect.  Lender and any persons authorized by Lender shall have the right to enter and inspect the Mortgaged Property at all reasonable times following reasonable advance notice to Borrower and subject to the rights of tenants at the Premises.

Section 18. Lender Advances.

(a) The Borrower shall pay, indemnify, defend and hold the Lender harmless from all costs, disbursements, expenses and reasonable counsel fees incurred by the Lender in connection with protecting or sustaining the lien of this Mortgage or collection of the Mortgage Debt, either before or after obtaining judgment of foreclosure of the Mortgage or judgment on or with respect to the Mortgage Debt.  All actual out-of-pocket costs and expenses incurred by Lender pursuant to the terms of this Mortgage shall be paid by Borrower together with interest at the Default Rate and shall be secured by this Mortgage.  If an Event of Default occurs, and if an action is commenced for a foreclosure of this Mortgage, the holder hereof shall be entitled to recover all sums due hereunder and under the obligation and note secured hereby, statutory costs and any additional allowance in addition to reasonable attorneys’ fees.

(b) During the continuance of any Event of Default, the Lender may, without notice or demand, pay any amount which the Borrower has failed to pay, or perform any act which the Borrower has failed to perform hereunder.  In such event any amounts so advanced by Lender (“Lender Advances”), together with interest thereon from the date made, at the highest interest rate allowed under the Note shall be (i) added to the Mortgage Debt, (ii) payable on demand to the Lender, and (iii) secured by the lien of this Mortgage.

Section 19. No Marshalling.  The Lender shall not be (a) compelled to release, or be prevented from foreclosing or enforcing this Mortgage upon all or any part of the Mortgaged Property, unless the entire Mortgage Debt shall be paid; (b) required to accept any part or parts of the Mortgaged Property, as distinguished from the entire whole thereof, as payment of or upon the Mortgage Debt to the extent of the value of such part or parts; (c) compelled to accept or allow any apportionment of the Mortgage Debt to or among any separate parts of the Mortgaged Property; or (d) prevented from selling the Mortgaged Property in one or more parcels or as an entirety and in such manner and order as the Lender in its sole discretion may elect.

Section 20. Remedies Cumulative; Lender’s Discretion.  No remedy conferred upon or reserved to the Lender hereunder is or shall be deemed to be exclusive but shall be cumulative, and may be exercised in the sole discretion of the Lender at any time, in any manner, and in any order, and shall be in addition to and separate and distinct from every other remedy given the Lender under this Mortgage, the Note, the Loan Agreement or any other Loan Documents, or now or hereafter existing in favor of the Lender at law or in equity or by statute.  The Lender, in exercising any remedy provided herein under which it may make payments or perform actions which the Borrower has failed to do or make, may do so in its sole discretion whenever in its opinion such payment or performance is necessary or desirable to protect the full security intended by this Mortgage.

Section 21. No Waiver. Any delay or failure by the Lender to exercise any right or remedy available to it upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such Event of Default or relinquishment of the right in the future to enforce strict compliance by the Borrower with all of the covenants, conditions and agreements herein, or of the right to exercise any such rights or remedies if such Event of Default by the Borrower be continued or repeated.  No modification, amendment, change or discharge of any term or provision of this Mortgage shall be valid or binding unless the same is in writing and signed by the Lender and the Borrower.  The Lender may, however, without notice to or the consent of the Borrower, any other person primarily or contingently liable for the payment of the Mortgage Debt or the holders of any subordinate lien on the Mortgaged Property, (i) release any part of the security described herein, (ii) release the obligation of any person primarily or contingently liable for the Mortgage Debt secured hereby; (iii) extend the time for payment or otherwise modify the terms of the Mortgage Debt or this Mortgage in a manner which is favorable to Borrower, and (iv) take any additional security for the Mortgage Debt.  No such release, extension, modification or additional security shall impair or affect the lien of this Mortgage or its priority over any subordinate lien and no such party shall be relieved of any liability by reason thereof.

Section 22. No Merger.  In the event the Lender shall acquire title to the Mortgaged Property by conveyance from the Borrower or as a result of the foreclosure of this Mortgage or of any other mortgage which the Lender at any time holds with respect to the Mortgaged Property, this Mortgage shall not merge in the fee of the Mortgaged Property but shall remain and continue as an existing and enforceable lien for the Mortgage Debt secured hereby until the same shall be released of record by the Lender in writing.

Section 23. Future Advances.  This is an “Open-End Mortgage” and the holder hereof shall have all of the rights, powers and protection to which the holder of any Open-End Mortgage is entitled under Connecticut law.  Upon request the Lender may, in its discretion, make future advances to the Borrower.  Any future advance, and the interest payable thereon, shall be secured by this Mortgage when evidenced by a promissory note stating that the note is secured hereby.  At no time shall the principal amount of the debt secured by this Mortgage exceed the original principal amount of the Note, nor shall the maturity of any future advance secured hereby extend beyond the date the final principal payment is due on the Note.

Section 24. Governing Law; Binding Effect.  This Mortgage shall be governed by and construed, interpreted, regulated and enforced in accordance with the applicable laws of the State of Connecticut.  All covenants, conditions and agreements herein shall run with the land, and shall be binding upon the Borrower and its successors and assigns and the Lender and its successors and assigns.

Section 25. Notice.  Any notice, report, demand or other written instrument required to be given or otherwise permitted to be given, made or sent under this Mortgage, shall be in writing, signed by the party giving or making the same, and shall be delivered and deemed received in accordance with the notice provisions of the Loan Agreement.

Section 26. No Agency or Joint Venture.  Nothing contained in this Mortgage shall be construed to cause the Borrower to become the agent for, or joint venturer with, the Lender for any purpose whatsoever, nor shall the Lender be responsible for any shortage, discrepancy, damage, loss or destruction of any part of the Mortgaged Property for whatever cause unless same is the direct result of the gross negligence of the Lender.

Section 27. Invalid Provisions.  If any term or provision herein is judicially determined invalid or unenforceable, then the same shall either be severed from this Mortgage or if possible reduced in scope to the extent necessary to be valid or enforceable.

Section 28. Interpretation. In this Mortgage, unless the context otherwise requires:

(a) Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

(b) Any headings or captions preceding the texts of the several sections of this Mortgage shall be solely for convenience of reference and shall not constitute a part of this Mortgage, nor shall they affect its meaning, construction or effect.

Section 29. Prejudgment Remedy Waiver.  The Borrower represents, warrants and acknowledges that the transaction of which this Mortgage is a part is a “commercial transaction” as defined by the Statutes of the State of Connecticut.  Monies now or in the future to be advanced to or on behalf of Borrower are not and will not be used for personal, family or household purposes.  THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND PRIOR COURT HEARING OR COURT ORDER UNDER CONNECTICUT GENERAL STATUTES SECTIONS 52-278a ET SEQ.  AS AMENDED OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY AND ALL PREJUDGMENT REMEDIES THE LENDER MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER WITH RESPECT TO THE MORTGAGED PROPERTY.  THE BORROWER FURTHER CONSENTS TO THE ISSUANCE OF ANY PREJUDGMENT REMEDIES WITH RESPECT TO THE MORTGAGED PROPERTY WITHOUT A BOND AND AGREES NOT TO REQUEST OR FILE MOTIONS SEEKING TO REQUIRE THE POSTING OF A BOND UNDER PUBLIC ACT 93-431 IN CONNECTION WITH THE LENDER’S EXERCISE OF ANY PREJUDGMENT REMEDY WITH RESPECT TO THE MORTGAGED PROPERTY.

Section 30. Jury Trial Waiver.  BORROWER AND LENDER AGREE THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT BY LENDER OR BORROWER ON OR WITH RESPECT TO THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT OR THE DEALINGS OF THE PARTIES WITH RESPECT HERETO OR THERETO, SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY.  LENDER AND BORROWER EACH HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND INTELLIGENTLY, AND WITH THE ADVICE OF THEIR RESPECTIVE COUNSEL, WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING.  FURTHER, BORROWER WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR OTHER DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL

ASPECT OF THIS MORTGAGE AND THAT LENDER WOULD NOT EXTEND CREDIT TO BORROWER (AS APPLICABLE) IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS MORTGAGE.

Section 31. Power of Attorney.  The Borrower hereby irrevocably appoints, grants and constitutes the Lender its attorney-in-fact, coupled with an interest, to so execute, deliver and submit all applications, requests, forms or reports of any kind for all applicable, desirable or necessary licenses, permits, approvals, authorizations, tax credits or abatements or benefits, of any kind relating, applicable to or affecting the use and enjoyment of, or construction on, or the operation of the Mortgaged Property; provided, the foregoing power of attorney shall be exercisable by the Lender only during the continuance of one or more Events of Default.  Any party dealing with the Lender shall not be required to investigate the right of the Lender to exercise its authority or to take any action under or pursuant to this power of attorney nor inquire as to whether or not any Event of Default exists or has occurred.

Section 32. This Mortgage amends and restates the Original Mortgage and is executed and delivered in substitution and replacement of the Original Mortgage and not in satisfaction of the Original Mortgage.  The execution and delivery of this Mortgage shall not extinguish any obligations or liabilities arising under the Original Mortgage prior to the date hereof, and no part of such obligations or liabilities shall be disturbed, discharged, canceled or impaired by the execution of this Mortgage.  Without limiting the generality of the foregoing, the Borrower acknowledges and agrees that its execution of this Mortgage and the acceptance of this Mortgage by the Lender shall not in any way relieve or limit the Borrower’s responsibility for obligations or liabilities which may have accrued prior to and including to date hereof pursuant to the Original Mortgage but not paid or performed prior to the date hereof, and that all of the representations, covenants, terms and conditions of the Original Mortgage existing prior to the date hereof are not being modified, amended, cancelled, terminated, released, satisfied, superseded or otherwise invalidated hereby in any manner and shall remain in full force and effect.

NOW, THEREFORE, if all amounts due under the Note, the Loan Agreement, the Interest Rate Protection Agreement and hereunder shall be well and truly paid according to their tenor and effect and if all of the terms, covenants and agreements of Borrower herein contained and contained in related documents shall be fully and faithfully performed and if Lender shall be fully reimbursed for all sums of money which it may have itself paid to discharge any of such liens, taxes, assessments, municipal charges or insurance premiums or for expenses which it may have incurred for any purposes permitted hereunder, then this Mortgage shall be void and of no further force and effect and Lender shall execute, acknowledge and deliver to Borrower one (1) or more proper instruments in recordable form evidencing the release of this Mortgage, the Collateral Assignment and any other documents of record relating to the Loan; otherwise, this Mortgage shall remain in full force and effect.

No Further Text On This Page – Signature Page Follows

IN WITNESS WHEREOF, Borrower has hereunto set its hand and seal the day and year first above written.

Signed, sealed and delivered

in the presence of:

TRADEPORT DEVELOPMENT V, LLC
a Connecticut limited liability company
	By:	River Bend Holdings, LLC,
Its Member

/s/Frank J. Saccomandi III	By:	Griffin Industrial, LLC
Frank J. Saccomandi III		Its Member

/s/Sheryl A. Sylvester	By:	/s/Anthony J. Galici
Sheryl A. Sylvester		Name: Anthony J. Galici
Title: Vice President

STATE OF CONNECTICUT	)
	)	ss:	Hartford
COUNTY OF HARTFORD	)

On this the 29th day of January, 2018, before me, the undersigned officer, personally appeared Anthony J. Galici, who acknowledged himself to be the Vice President of Griffin Industrial, LLC, the sole member of River Bend Holdings, LLC, the sole member of TRADEPORT DEVELOPMENT V, LLC, a limited liability company organized and existing under the laws of the State of Connecticut, and that he as such Vice President of the sole member of the sole member of said limited liability company and being duly authorized so to do, executed the foregoing instrument as his free act and deed and as the free act and deed of such limited liability companies for the purposes therein contained by signing the name of the limited liability company by himself/herself as such Vice President of the sole member of the sole member of said limited liability company.

IN WITNESS WHEREOF, I hereunto set my hand.

/s/Frank J. Saccomandi III
Frank J. Saccomandi III
Commissioner of the Superior Court
Notary Public
My Commission Expires:

Signature Page – Amended and Restated Open-End Mortgage Deed and Security Agreement

EXHIBIT A

LEGAL DESCRIPTION

Parcel One: 755 Rainbow Road, Windsor, Connecticut

All that certain piece or parcel of land, together with all improvements thereon and appurtenances relating thereto, situated on the southerly side of Rainbow Road in the Town of Windsor, County of Hartford, and State of Connecticut, Lot 755 being shown as "AREA 670,772 SQ. FT. 15.399 ACRES" on that certain map entitled “RAINBOW - STONE ROAD INDUSTRIAL SUBDIVISION PREPARED FOR GRIFFIN LAND RAINBOW ROAD & STONE ROAD WINDSOR, CONNECTICUT SCALE: 1 IN = 100 FT JULY 6, 2005", Revised 8/15/05 Lot Lines Changed, 12/1/05 Traffic Calming Devise Right of Way, 12/11/05 Calming Device R.O.W. Moved, Sewer Easement, Rights to Drain, prepared by Ed Lally and Associates, Inc., 111 Prospect Hill Road, Windsor, Connecticut 06095, which map is on file in the Windsor Town Clerk's Office as Map Number 5360, to which further reference may be had for a more particular description.

Together with an Access Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated March 6, 2017 and recorded March 6, 2017 in Volume 1841 at Page 242 of the Windsor Land Records.

Together with Drainage Easement and Agreement dated January 29, 2018 by and between River  Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 213 of the Windsor Land Records.

Parcel Two: 759 Rainbow Road, Windsor, Connecticut

All that certain piece or parcel of land, together with all improvements thereon and appurtenances relating thereto, situated on the southerly side of Rainbow Road in the Town of Windsor, County of Hartford, and State of Connecticut, Lot 759 being shown as "AREA 401,814 SQ. FT. 9.224 ACRES" on that certain map entitled "RAINBOW - STONE ROAD INDUSTRIAL SUBDIVISION PREPARED FOR GRIFFIN LAND RAINBOW ROAD & STONE ROAD WINDSOR, CONNECTICUT SCALE: 1 IN = 100 FT JULY 6, 2005", Revised 8/15/05 Lot Lines Changed, 12/1/05 Traffic Calming Devise Right of Way, 12/11/05 Calming Device R.O.W. Moved, Sewer Easement, Rights to Drain, prepared by Ed Lally and Associates, Inc., 111 Prospect Hill Road, Windsor, Connecticut 06095, which map is on file in the Windsor Town Clerk's Office as Map Number 5360, to which further reference may be had for a more particular description.

Together with an Access Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated March 6, 2017 and recorded March 6, 2017 in Volume 1841 at Page 242 of the Windsor Land Records.

Together with Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated March 6, 2017 and recorded in Volume 1841, Page 237 of the Windsor Land Records; as amended by First Amendment to Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated January 29, 2018 and recorded January 29, 2018 in Volume 1855 at Page 225 of the Windsor Land Records.

Together with Drainage Easement and Agreement dated January 29 , 2018 by and between River  Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 213 of the Windsor Land Records.

Together with Utility Easement and Agreement dated January 29, 2018 by and between River  Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 218 of the Windsor Land Records.

Parcel Three: 330 Stone Road, Windsor, Connecticut

All that certain piece or parcel of land, together with all improvements thereon and appurtenances relating thereto, situated on the easterly side of Stone Road in the Town of Windsor, County of Hartford, and State of Connecticut, Lot 330 being shown as "AREA 531,430 SQ. FT. 12.200 ACRES" on that certain map entitled 'RAINBOW - STONE ROAD INDUSTRIAL SUBDIVISION PREPARED FOR GRIFFIN LAND RAINBOW ROAD & STONE ROAD WINDSOR, CONNECTICUT SCALE: 1 IN = 100 FT JULY 6, 2005", Revised 8/15/05 Lot Lines Changed, 12/1/05 Traffic Calming Devise Right of Way, 12/11/05 Calming Device R.O.W. Moved, Sewer Easement, Rights to Drain, prepared by Ed Lally and Associates, Inc., 111 Prospect Hill Road, Windsor, Connecticut 06095, which map is on file in the Windsor Town Clerk's Office as Map Number 5360, to which further reference may be had for a more particular description.

Beginning at point in the easterly street line of Stone Road, said point being the northwesterly corner of Lot 220 as shown on said map and the westerly corner of the parcel herein described;

Thence northerly in a curve to the left along said street line of Stone Road a distance of 131.28 feet to a point, said curve having a radius of 2425.00 feet and a central angle of 03°-06'-06";

Thence n 15°-30`-05" E along said street line of Stone Road a distance of 306.24 feet to a point, said point marks the northwesterly corner of the parcel herein described;

Thence northeasterly in a curve to the right along the easterly street line of Stone Road distance of 96.96 feet to a point in the southerly streetline of Rainbow Road, said curve having a radius of 75.00 feet and a central angle of 74°-04'-26";

Thence easterly in a curve to the left along the southerly street line of Rainbow Road a distance of 78.65 feet to a point, said point marks the northwesterly corner of Lot 759 as shown on said map and the northeasterly corner of the parcel herein described, said curve having a radius of 733.00 feet and a central angle of 06°-08'-51";

Thence S 28°-41'-18" E along said Lot 759 a distance of 208.25 feet to a point;

Thence S 61°-18'-42" W along said Lot 759 a distance of 139.00 feet to a point;

Thence S 28°-41'-18" E along said Lot 759 a distance of 282.50 feet to a point;

Thence S 61°-55'-11"E along said Lot 759 a distance of 238.39 feet to a point in the westerly line of Lot 110 as shown on said map, said point also marks the southeasterly corner of said Lot 759 and an easterly angle point of the parcel herein described;

Thence S 28°-04'-49" W along said Lot 110 a distance of 129.43 feet to a point;

Thence S 61°-55'-11" E along said Lot 110 a distance of 82.00 feet to a point;

Thence S 28°-04'49" W along said Lot 110 a distance of 641.73 feet to a point in the northerly line of Lot 220 as shown on said map, said point also marks the southwesterly corner of said Lot 110 and the southeasterly corner of the parcel herein described;

Thence N 68°-16'-53" W along said Lot 220 a distance of 534.29 feet to a point, said point marks the southwesterly corner of the parcel herein described;

Thence N 28°-04'-49" E along said Lot 220 a distance of 674.19 feet to a point;

Thence N 61°-56'-11" W along said Lot 220 a distance of 146.82 feet to a point, said point marks the place and point of beginning.

Together with Drainage Easement and Agreement dated January 29, 2018 by and between River  Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 213 of the Windsor Land Records.

Together with Utility Easement and Agreement dated January 29, 2018 by and between River  Bend Development CT, LLC and Tradeport Development V, LLC recorded in Volume 1855, Page 218 of the Windsor Land Records.

Together with Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated March 6, 2017 and recorded in Volume 1841, Page 237 of the Windsor Land Records; as amended by First Amendment to Easement and Agreement by and between River Bend Development CT, LLC and Tradeport Development V, LLC dated January 29, 2018 and recorded January 29, 2018 in Volume 1855 at Page 22

EXHIBIT B

Copy of Promissory Note

Amended and Restated Promissory Note

$18,780,833.34	As of January 30, 2018

FOR VALUE RECEIVED, the undersigned, TRADEPORT DEVELOPMENT V, LLC,, a limited liability company organized and existing under the laws of the State of Connecticut and having an office and mailing address of 204 West Newberry Road, Bloomfield, Connecticut 06002-1308 (the “Borrower”), promises to pay to the order of PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States with an office at One Financial Plaza, Hartford, Connecticut 06103 (the “Lender”), the principal sum of EIGHTEEN MILLION SEVEN HUNDRED EIGHTY THOUSAND EIGHT HUNDRED THIRTY-THREE AND 34/100 DOLLARS ($18,780,833.34), or so much thereof as may be advanced pursuant to that certain Amended and Restated Loan and Security Agreement by and between the Borrower and the Lender and dated of even date herewith (the “Loan Agreement”) plus interest, payable at the rate and in the manner provided in paragraphs 1 and 2 of this Note, together with all taxes assessed upon said sum against the holder hereof, and any costs and expenses, including reasonable attorneys’ fees, incurred in the collection of this Note, the foreclosure of the Amended and Restated Open-End Mortgage Deed and Security Agreement from Borrower to Lender and dated of even date herewith (the “Mortgage”) securing, inter alia, this Note or in enforcing the terms and conditions of the Loan Agreement or in protecting or sustaining the lien of said Mortgage.  Said amounts of principal, interest, fees, costs and expenses are collectively referred to in this Note as the “Entire Note Balance”.  Capitalized words and terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

1. INTEREST RATE.

(a) The outstanding principal balance of this Note shall bear interest at a rate per annum equal to the LIBOR Rate (as hereinafter defined) plus one hundred ninety-five (195) basis points adjusted as of the first day of each LIBOR Interest Period (as hereinafter defined), which rate, as adjusted on each Reset Date (as hereinafter defined) shall apply until the Maturity Date (as hereinafter defined) or the sooner imposition of Default Rate (as hereafter defined).

(b) If the Lender shall reasonably determine (which determination shall, upon notice thereof to Borrower, be conclusive and binding on Borrower) that the introduction of or any change in the interpretation of any law, rule, regulation or guideline (whether or not having the force of law), makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain the rate of interest charged hereunder based on the LIBOR Rate, then, upon such determination, the LIBOR Rate shall forthwith be suspended until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all amounts outstanding hereunder shall automatically bear interest at the Alternate Rate (as hereinafter defined) plus a spread in basis points that when added to or subtracted from the Alternate Rate, as applicable, would generate a return to Lender for as long as the Alternate Rate is in effect substantially the same as that generated by the LIBOR Rate plus one hundred ninety-five (195) basis points at the end of the then current LIBOR Interest Period with respect thereto or sooner, if required by such law and assertion.

(c) In the event that the Lender, in its sole but reasonable discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to the Lender in the London interbank market; or by reason of circumstances affecting the Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects the Lender’s cost of funding loans; or is no longer the applicable index rate under the Interest Rate Protection Agreement (as defined in the Loan Agreement), upon notice from the Lender to Borrower, the obligations of the Lender to make, continue or maintain the rate of interest charged under this Note based on the LIBOR Rate shall forthwith be suspended and all amounts outstanding hereunder shall bear interest at the Alternate Rate plus a spread in basis points that when added to the Alternate Rate would generate a return to Lender for as long as Alternate Rate is in effect substantially the same as that generated by the LIBOR Rate plus one hundred ninety-five (195) basis points until the Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

(d) If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued):

(i) shall subject the Lender to any tax, duty or other charge with respect to the Loan or its obligation to make the Loan, or shall change the basis of taxation of payments to the Lender of the principal of or interest on the Loan or any other amounts due under this agreement in respect of the Loan or its obligation to make the Loan (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive office is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting the Loan or its obligation to make the Loan;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the loan as a Loan, or to reduce the amount of any sum received or receivable by the Lender under this Note or the Loan Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within fifteen (15) days after demand by the Lender, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

(e) If, after the date of this Note, there is any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder

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or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by Lender for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued) affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to Borrower, Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return.  A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower.  In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole but reasonable discretion) shall deem applicable.

(f) Definitions. For purposes of this Note, the following definitions shall apply:

(i) “Alternate Rate”  applicable to a particular LIBOR Interest Period shall mean a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month, as are offered by the Reference Banks to prime banks in the London interbank market for the applicable LIBOR Interest Period as of approximately 11:00 a.m., London time, on the day that is two (2) LIBOR Business Days preceding the Reset Date.  Said rate shall correspond to the “USD-LIBOR-Reference Banks” rate as defined in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.  If the Alternate Rate as described above is not ascertainable, then the Alternate Rate shall mean the nearest equivalent benchmark rate for a term of one (1) month as reasonably determined by Lender on the Reset Date.

(ii) “Eurocurrency Reserve Rate” shall mean the weighted average of the rates (expressed as a decimal) at which the Lender would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding.  The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

(iii) “LIBOR Business Day” shall mean any day on which commercial banks are open for international business (including dealings in US dollar deposits) in London and New York.

(iv) “LIBOR Interest Period” means the period commencing on the date of this Note and ending on (but not including) the first LIBOR Business Day (as hereinafter defined) of the first month following the month in which this Note is dated, and thereafter, each period commencing on the last day of the immediately preceding LIBOR Interest Period and ending one month thereafter; provided that if any LIBOR Interest Period would otherwise end on a day which is not a LIBOR Business Day, that LIBOR Interest Period shall be extended to the next succeeding LIBOR Business Day and no LIBOR Interest Period shall extend beyond the Maturity Date.

(v) “LIBOR Rate” applicable to a particular LIBOR Interest Period shall mean a rate per annum equal to the rate for US Dollar deposits with maturities of one (1) month, which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London Time, on the day that is two (2) LIBOR Business Days (London only) preceding the Reset Date, provided, however, that if such rate does not appear on the Reuters Screen LIBOR01 Page, the “LIBOR Rate” applicable to such LIBOR Interest Period shall mean a

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rate per annum equal to the rate at which US Dollar deposits in an amount approximately equal to the outstanding principal balance and with maturities of one (1) month, are offered in immediately available funds in the London Interbank Market on the day that is two (2) LIBOR Business Days (London only) preceding the Reset Date. If the day that is two (2) LIBOR Business Days (London only) preceding the Reset Date is not a LIBOR Business Day (London only) then the LIBOR Rate for such LIBOR Interest Period shall be established on the next LIBOR Business Day (London only) subsequent to the commencement of the LIBOR Interest Period.  Each determination of the LIBOR Rate applicable to a particular LIBOR Interest Period shall be made by the Lender and shall be conclusive and binding upon the Borrower absent manifest error.

In the event the Board of Governors of the Federal Reserve System shall, after the date of this Note, first impose or increase any reserve requirement with respect to LIBOR deposits of the Lender, then for any period during which such reserve requirements shall apply, the LIBOR Rate shall be equal to the LIBOR Rate amount determined above divided by an amount equal to one (1.00) minus the sum of the increased Eurocurrency Reserve Rate (as hereinafter defined) less the Eurocurrency Reserve Rate which exists as of the date of this Note.

(vi) “Reset Date” is the date the LIBOR Rate changes as of the first day of each LIBOR Interest Period.

(g) Upon the occurrence, and during the continuance, of any Event of Default, as defined in this Note, the Mortgage or the Loan Agreement, the entire principal amount of this Note and all interest and other sums due thereon, at the option of Lender shall become immediately due and payable. Should an Event of Default occur, the outstanding balance of this Note shall bear interest at the rate set forth herein plus five percent (5%) per annum (the “Default Rate”) during the continuation of such Event of Default.

2. PAYMENTS.

(a) Principal shall be payable in monthly installments in the amounts and on the dates set forth in Schedule A attached hereto and made a part hereof, together with interest accrued thereon at the rate set forth in paragraph 1 above.

(b) All interest shall be computed on a daily basis and calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, to be payable in arrears on the unpaid principal balance outstanding.

(c) All monthly payments of principal and/or interest required pursuant to the terms of this Note shall be made together with one-twelfth (1/12) of the annual real estate taxes, insurance premiums and other charges and assessments which may accrue against the property if the Lender is requiring the same to be deposited in escrow pursuant to the Mortgage.

3. MATURITY. The Entire Note Balance, if not sooner paid, shall be due and payable without notice or demand on February 1, 2028 (the “Maturity Date”).
4. PREPAYMENT.

(a) The Borrower may prepay this Note in whole or in part at any time upon delivery of written notice to the Lender (the “Prepayment Notice”) specifying the amount to be prepaid (the “Prepayment Amount”) and the date on which prepayment will be made (the “Prepayment Date”, which shall not be less than thirty (30) days following delivery of the Prepayment Notice to Lender), and payment to the

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Lender of a Prepayment Premium (as hereinafter defined).  The Borrower acknowledges that the Prepayment Premium is a reasonable approximation of the net economic loss that would be sustained or incurred by the Lender as a result of the prepayment of all or any portion of this Note. The Prepayment Premium, together with (i) all unpaid late charges, (ii) all accrued but unpaid interest, and (iii) any reasonable administrative costs incurred by Lender in connection with any prepayment and disclosed to the Borrower in advance of the Prepayment Date, shall be due and payable on the Prepayment Date.  Notwithstanding the foregoing, if the Lender applies all or any portion of insurance proceeds received by Lender as a result of a casualty pursuant to Section 3 of the Mortgage and applies the same to the amounts due hereunder, the Borrower shall not be responsible for the Prepayment Premium or for any termination, breakage or unwind fees which would otherwise be required to be paid pursuant to the Interest Rate Protection Agreement as a result of any such prepayment.

(b) As used herein, the “Prepayment Premium” shall equal such amounts as shall, in the judgment of the Lender (which shall be conclusive so long as made on a reasonable basis), compensate the Lender for any actual loss, costs or expenses actually incurred by it as a result of (1) any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary, by acceleration or otherwise) of any portion of the principal amount bearing interest at the LIBOR Rate on a date other than the last day of an applicable LIBOR Interest Period, or (2) the conversion (for any reason whatsoever, whether voluntary or involuntary by acceleration or otherwise) of the rate of interest payable under this Note from the LIBOR Rate to the rate based on the Alternate Rate with respect to any portion of the principal amount then bearing interest at the LIBOR Rate on a date other than the last day of an applicable LIBOR Interest Period, which amount shall be an amount equal to the present value (using as a discount rate the rate at which interest is computed pursuant to clause (ii) below) of the excess, if any, of (i) the amount of interest that would have accrued at the LIBOR Rate on the amount so prepaid, converted, not advanced or not borrowed, continued or converted, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Interest Period over (ii) the amount of interest (as determined in good faith by the Lender) that the Lender would have been paid on a Euro-Dollar deposit placed by the Lender with leading banks in the London Interbank Market for an amount comparable to the amount so prepaid, converted, not advanced or not borrowed, continued or converted, as the case may be, for the period from the date of occurrence to the last day of the applicable LIBOR Interest Period.  If the Loan shall be accelerated for any reason whatsoever, the applicable Prepayment Premium in effect as of the date of such acceleration shall be paid by the Borrower to the Lender in accordance with this Paragraph.  In addition to the foregoing, Borrower shall be responsible for any termination fee(s) pursuant to the terms and conditions of the Interest Rate Protection Agreement and nothing herein shall in any way limit or modify said obligations.  Any such liability of the Borrower under the Interest Rate Protection Agreement shall be governed by the Interest Rate Protection Agreement.

(c) All amounts received by the Lender in connection with any prepayment of this Note, in whole or in part, shall be applied in the following order:
(i) all unpaid late charges;
(ii) any accrued and unpaid interest;
(iii)	administrative costs incurred by Lender in connection with the prepayment disclosed to the Borrower prior to the Prepayment Date;
(iv) the Prepayment Premium; and
(v) unpaid principal balance of the Note in the inverse order of maturity.

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(d) The Borrower shall not be entitled to any reduction in the amount of the Prepayment Premium even if the amount actually applied by Lender to reduce the principal of this Note in accordance with the foregoing order of payments is less than the Prepayment Amount.

(e) Borrower’s obligation to make payments in accordance with the terms of this Note shall not be affected by any partial prepayment of this Note.

5. APPLICATION OF PAYMENTS.  Payments will be applied first to fully pay costs and expenses incurred by holder in collecting this Note or in sustaining and/or enforcing any security granted to secure this Note, then to fully pay any outstanding late charges or prepayment, then to fully pay accrued interest and the remainder will be applied to principal.

6. LATE CHARGE.  Borrower shall pay the holder of this Note a late charge of five percent (5%) of any monthly installment not received by the holder within ten (10) days after the installment is due, to cover the additional expenses involved in handling such overdue installment.  This charge shall be in addition to, and not in lieu of, any other remedy the holder of this Note may have and is in addition to any reasonable fees and charges of any agents or attorneys which the holder of this Note is entitled to employ in the Event of Default hereunder, whether authorized herein or by law.  Borrower will pay this late charge promptly but only once for each late payment.

7. DEFAULT.  Upon the occurrence and during the continuance of any Event of Default (as hereafter defined), the Entire Note Balance shall, at the option of the holder hereof, become immediately due and payable without notice or demand.

An “Event of Default” is defined as any one of the following: (i) default in the payment of any interest, principal, or other amounts due hereunder during the term of this loan and such default continuing for a period of ten (10) days after the due date thereof; (ii) default in the payment of any principal or other amounts due upon the Maturity Date; (iii) the occurrence of any other Event of Default as defined in the Loan Agreement.

8. PREJUDGMENT REMEDY WAIVER.  BORROWER ACKNOWLEDGES AND REPRESENTS THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND THAT THE PROCEEDS OF THE LOAN SHALL NOT BE USED FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES. THE BORROWER HEREBY VOLUNTARILY WAIVES ANY RIGHTS TO NOTICE OR HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED, OR AS OTHERWISE REQUIRED BY ANY LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER MAY ELECT TO USE.

9. DELAY IN ENFORCEMENT.  The liability of Borrower under this Note is unconditional and shall not be affected by any extension of time, renewal, waiver or any other modification whatsoever, granted or consented to by the holder.  Any failure by the holder to exercise any right it may have under this Note is not a waiver of the holder’s right to exercise the same or any other right at any other time.

10. CHANGES. No agreement by the Lender to change, waive or release the terms of this Note will be valid unless it is in writing and signed by the Borrower and the Lender.
11. WAIVER, JURY TRIAL WAIVER. BORROWER WAIVES PRESENTMENT, DEMAND FOR PAYMENT AND NOTICE OF DISHONOR. BORROWER FURTHER WAIVES A TRIAL BY

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JURY IN ANY ACTION WITH RESPECT TO THIS NOTE AND AS TO ANY ISSUES ARISING RELATING TO THIS NOTE OR TO THE INSTRUMENTS SECURING THIS NOTE.

12. GOVERNING LAW; JURISDICTION AND VENUE.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  Any action or proceeding to enforce or defend any rights under this Note or under any agreement, instrument or other document contemplated hereby or related hereto; directly or indirectly related to, or connected with, the Loan evidenced hereby or the negotiation, administration or enforcement thereof; or arising from the debtor/creditor relationship of the Borrower and the Lender shall be brought either in the Superior Court of Connecticut or the United States District Court for the District of Connecticut; provided, however, that any action or suit on this Note or the Mortgage or Collateral Assignment (as defined in the Loan Agreement) securing this Note may, at the Lender’s sole option, be brought either in any State or Federal court located within the County in which the property securing this Note is located or other Connecticut Court properly having jurisdiction.  The parties hereto agree that any proceeding instituted in either of such courts shall be of proper venue, and waive any right to challenge the venue of such courts or to seek the transfer or relocation of any such proceeding for any reasons.  The parties hereto further agree that such courts shall have personal jurisdiction over the parties.  Any judgment or decree obtained in any such action or proceeding may be filed or enforced in any other appropriate court.

13. RIGHT OF SET-OFF.  During the continuance of any Event of Default as defined in this Note, the Lender shall have the right to set-off all or any part of Borrower’s deposits, credit and property now or hereafter in the possession or control of the Lender, its agent or bailee or in transit to it and may apply the same, or any part thereof, to the Entire Note Balance without prior notice or demand.

14. INVALIDITY.  If any provision of this Note or the application of any provision to any person or circumstance shall be invalid or unenforceable, neither the balance of this Note nor the application of the provision to other persons or circumstances shall be affected.

15. Note Secured by Mortgage.  This Note is secured, inter alia, by the Mortgage, conveying certain real estate and property therein described (the “Property”) and to be duly recorded on the appropriate land records of the Town(s)/City(ies) in which the Property is located.

16. BINDING EFFECT.  The provisions of this Note are binding on the assigns and successors of the Borrower and shall inure to the benefit of the Lender and its successors and assigns and to subsequent holders of this Note.

17. INTERPRETATION. Captions and headings used in this Note are for convenience only. The singular includes the plural and the plural includes the singular. “Any” means any and all.

18. Usury Savings Clause.  It is the intent of Lender and Borrower to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts called for under this Note or any of the other Loan Documents (as defined in the Loan Agreement), then it is Borrower’s and Lender’s express intention that such excess amount be immediately credited on the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower, and Borrower shall accept such refund), and the provisions hereof and thereof be immediately deemed to be reformed and the amounts thereafter collectible hereunder reduced to comply with the then applicable laws, without the necessity of the execution of any further documents, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.  To the extent permitted by law, any such crediting or refund shall not cure or waive any default by Borrower under this Note or any of the other Loan Documents.  If at any time

7

following any such reduction in the interest rate payable by Borrower, there remains unpaid any principal amounts under this Note and the maximum interest rate permitted by applicable law is increased or eliminated, then the interest rate payable hereunder shall be readjusted, to the extent permitted by applicable law, so that the total dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with the applicable usury laws theretofore in effect. Borrower agrees, however, that in determining whether or not any interest payable under this Note or any of the other Loan Documents is usurious, any non-principal payment (except payments specifically stated in this Note or in any other Loan Document to be interest), including, without limitation, prepayment fees and late charges, shall be deemed to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

19. OTHER OBLIGATIONS.  To the extent the Entire Note Balance is reduced or paid in full by reason of any payment to the Lender, and all or any part of such payment is rescinded, avoided or recovered from the Lender for any reason whatsoever, including, without limitation, any proceedings in connection with the insolvency, bankruptcy or reorganization of the Borrower, the amount of such rescinded, avoided or returned payment shall be added to or, in the event this Note has been previously paid in full, shall revive the principal balance of this Note upon which interest may be charged at the applicable rate set forth in this Note and shall be considered part of the Entire Note Balance and all terms and provisions herein shall thereafter apply to same.

20. AMENDED AND RESTATED NOTE.  This Note is given, in part, in replacement for, but not in payment of, that certain promissory note of the Borrower in the original principal amount of Twelve Million and 00/100 Dollars ($12,000,000.00) and dated as of March 15, 2017 (the “Existing Note”).  The Existing Note is hereby modified and restated in its entirety hereby.  No part of the indebtedness evidenced by the Existing Note shall be disturbed, discharged, canceled or impaired by the foregoing modification and restatement of the Existing Note as evidenced by this Note, it being the intention of the Borrower and Lender that such modification and restatement shall not create a new or further principal indebtedness except to the extent that the amount outstanding hereunder exceeds the indebtedness outstanding under the Existing Note.  Without limiting the generality of the foregoing, the Borrower acknowledges and agrees that its issuance of this Note and the acceptance of this Note by the Lender shall not in any way relieve or limit the Borrower’s responsibility for interest which may have accrued prior to and including to date hereof pursuant to the Existing Note but not paid prior to the date hereof.    The holder of this Note is entitled to the benefits of the security provided for in the Mortgage and Loan Agreement.  The holder of this Note may enforce the agreements of the Borrower contained in the Mortgage and Loan Agreement and exercise the remedies provided for thereby or otherwise in respect thereof, all in accordance with the terms thereof.  Borrower hereby warrants and represents to and covenants and agrees with Lender that:

(a) As of the date hereof, the outstanding principal balance of the Existing Note is Eleven Million Seven Hundred Eighty Thousand Eight Hundred Thirty-Three and 34/100 Dollars ($11,780,833.34), which sums are due and owing by Borrower to Lender under and pursuant to the Existing Note without right of setoff, counterclaim or defense, and that all of the figures, amounts, data and information set forth above with respect to the Existing Note is true and accurate in all material respects.

(b) The Existing Note constitutes the valid, lawful, binding and genuine obligations of the Borrower and is enforceable against the Borrower according to its terms, except as modified hereby.

(c) Borrower does not now have, never has had, and in any event waives any defense, cause of action, claim or counterclaim against Lender which Borrower has or may have with respect to events which occurred on or before the date hereof or exist on the date hereof with respect to the Existing Note or

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any other note, mortgage, agreement, instrument, document or understanding relating to the Existing Note or with or in favor of Lender.

No Further Text On This Page – Signature Page Follows

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IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed the day and year first written above.

BORROWER:
TRADEPORT DEVELOPMENT V, LLC,
a Connecticut limited liability company

By:	River Bend Holdings, LLC,
Its Member

By:	Griffin Industrial, LLC
Its Member

By:	/s/Anthony J. Galici
Name: Anthony J. Galici
Title: Vice President

Signature Page – Amended and Restated Promissory Note

SCHEDULE A

Principal Amortization Schedule

	Accrual Period				Principal decrease last day accrual period (payment amount)
#	From and including:	Up to but excluding: (payment date)	Principal Outstanding
1	01/30/2018	03/01/2018	18,780,833.34	38,417.69
2	03/01/2018	04/03/2018	18,742,415.65	31,140.76
3	04/03/2018	05/01/2018	18,711,274.89	33,736.97
4	05/01/2018	06/01/2018	18,677,537.92	31,406.12
5	06/01/2018	07/02/2018	18,646,131.80	33,994.84
6	07/02/2018	08/01/2018	18,612,136.96	31,673.62
7	08/01/2018	09/04/2018	18,580,463.34	31,803.19
8	09/04/2018	10/01/2018	18,548,660.15	34,380.65
9	10/01/2018	11/01/2018	18,514,279.50	32,073.90
10	11/01/2018	12/03/2018	18,482,205.60	34,643.71
11	12/03/2018	01/02/2019	18,447,561.89	32,346.78
12	01/02/2019	02/01/2019	18,415,215.11	32,479.09
13	02/01/2019	03/01/2019	18,382,736.02	39,888.45
14	03/01/2019	04/01/2019	18,342,847.57	32,775.09
15	04/01/2019	05/01/2019	18,310,072.48	35,325.07
16	05/01/2019	06/03/2019	18,274,747.41	33,053.65
17	06/03/2019	07/01/2019	18,241,693.76	35,595.73
18	07/01/2019	08/01/2019	18,206,098.03	33,334.44
19	08/01/2019	09/03/2019	18,172,763.59	33,470.79
20	09/03/2019	10/01/2019	18,139,292.80	36,001.07
21	10/01/2019	11/01/2019	18,103,291.73	33,754.95
22	11/01/2019	12/02/2019	18,069,536.78	36,277.19
23	12/02/2019	01/02/2020	18,033,259.59	34,041.39
24	01/02/2020	02/03/2020	17,999,218.20	34,180.64
25	02/03/2020	03/02/2020	17,965,037.56	39,061.22
26	03/02/2020	04/01/2020	17,925,976.34	34,480.21
27	04/01/2020	05/01/2020	17,891,496.13	36,981.94
28	05/01/2020	06/01/2020	17,854,514.19	34,772.51
29	06/01/2020	07/01/2020	17,819,741.68	37,265.96
30	07/01/2020	08/03/2020	17,782,475.72	35,067.18
31	08/03/2020	09/01/2020	17,747,408.54	35,210.61
32	09/01/2020	10/01/2020	17,712,197.93	37,691.65
33	10/01/2020	11/02/2020	17,674,506.28	35,508.80
34	11/02/2020	12/01/2020	17,638,997.48	37,981.41
35	12/01/2020	01/04/2021	17,601,016.07	35,809.39
36	01/04/2021	02/01/2021	17,565,206.68	35,955.86
37	02/01/2021	03/01/2021	17,529,250.82	43,041.60

38	03/01/2021	04/01/2021	17,486,209.22	36,278.99
39	04/01/2021	05/04/2021	17,449,930.23	38,729.79
40	05/04/2021	06/01/2021	17,411,200.44	36,585.80
41	06/01/2021	07/01/2021	17,374,614.64	39,027.92
42	07/01/2021	08/02/2021	17,335,586.72	36,895.07
43	08/02/2021	09/01/2021	17,298,691.65	37,045.99
44	09/01/2021	10/01/2021	17,261,645.66	39,475.09
45	10/01/2021	11/01/2021	17,222,170.57	37,358.97
46	11/01/2021	12/01/2021	17,184,811.60	39,779.23
47	12/01/2021	01/04/2022	17,145,032.37	37,674.49
48	01/04/2022	02/01/2022	17,107,357.88	37,828.60
49	02/01/2022	03/01/2022	17,069,529.28	44,740.01
50	03/01/2022	04/01/2022	17,024,789.27	38,166.32
51	04/01/2022	05/03/2022	16,986,622.95	40,563.72
52	05/03/2022	06/01/2022	16,946,059.23	38,488.35
53	06/01/2022	07/01/2022	16,907,570.88	40,876.64
54	07/01/2022	08/01/2022	16,866,694.24	38,812.97
55	08/01/2022	09/01/2022	16,827,881.27	38,971.73
56	09/01/2022	10/03/2022	16,788,909.54	41,346.34
57	10/03/2022	11/01/2022	16,747,563.20	39,300.25
58	11/01/2022	12/01/2022	16,708,262.95	41,665.57
59	12/01/2022	01/03/2023	16,666,597.38	39,631.42
60	01/03/2023	02/01/2023	16,626,965.96	39,793.53
61	02/01/2023	03/01/2023	16,587,172.43	46,522.05
62	03/01/2023	04/03/2023	16,540,650.38	40,146.59
63	04/03/2023	05/02/2023	16,500,503.79	42,487.94
64	05/02/2023	06/01/2023	16,458,015.85	40,484.59
65	06/01/2023	07/03/2023	16,417,531.26	42,816.37
66	07/03/2023	08/01/2023	16,374,714.89	40,825.31
67	08/01/2023	09/01/2023	16,333,889.58	40,992.29
68	09/01/2023	10/02/2023	16,292,897.29	43,309.72
69	10/02/2023	11/01/2023	16,249,587.57	41,337.11
70	11/01/2023	12/01/2023	16,208,250.46	43,644.78
71	12/01/2023	01/02/2024	16,164,605.68	41,684.72
72	01/02/2024	02/01/2024	16,122,920.96	41,855.21
73	02/01/2024	03/01/2024	16,081,065.75	46,270.03
74	03/01/2024	04/02/2024	16,034,795.72	42,215.67
75	04/02/2024	05/01/2024	15,992,580.05	44,498.47
76	05/01/2024	06/03/2024	15,948,081.58	42,570.36
77	06/03/2024	07/01/2024	15,905,511.22	44,843.12
78	07/01/2024	08/01/2024	15,860,668.10	42,927.90
79	08/01/2024	09/03/2024	15,817,740.20	43,103.49
80	09/03/2024	10/01/2024	15,774,636.71	45,361.17

2

81	10/01/2024	11/01/2024	15,729,275.54	43,465.33
82	11/01/2024	12/02/2024	15,685,810.21	45,712.77
83	12/02/2024	01/02/2025	15,640,097.44	43,830.10
84	01/02/2025	02/03/2025	15,596,267.34	44,009.37
85	02/03/2025	03/03/2025	15,552,257.97	50,345.49
86	03/03/2025	04/01/2025	15,501,912.48	44,395.31
87	04/01/2025	05/01/2025	15,457,517.17	46,616.43
88	05/01/2025	06/02/2025	15,410,900.74	44,767.57
89	06/02/2025	07/01/2025	15,366,133.17	46,978.16
90	07/01/2025	08/01/2025	15,319,155.01	45,142.84
91	08/01/2025	09/02/2025	15,274,012.17	45,327.49
92	09/02/2025	10/01/2025	15,228,684.68	47,522.23
93	10/01/2025	11/03/2025	15,181,162.45	45,707.27
94	11/03/2025	12/01/2025	15,135,455.18	47,891.26
95	12/01/2025	01/02/2026	15,087,563.92	46,090.11
96	01/02/2026	02/02/2026	15,041,473.81	46,278.63
97	02/02/2026	03/02/2026	14,995,195.18	52,403.52
98	03/02/2026	04/01/2026	14,942,791.66	46,682.27
99	04/01/2026	05/01/2026	14,896,109.39	48,838.68
100	05/01/2026	06/01/2026	14,847,270.71	47,072.97
101	06/01/2026	07/01/2026	14,800,197.74	49,218.33
102	07/01/2026	08/03/2026	14,750,979.41	47,466.83
103	08/03/2026	09/01/2026	14,703,512.58	47,660.99
104	09/01/2026	10/01/2026	14,655,851.59	49,789.69
105	10/01/2026	11/02/2026	14,606,061.90	48,059.59
106	11/02/2026	12/01/2026	14,558,002.31	50,177.01
107	12/01/2026	01/04/2027	14,507,825.30	48,461.41
108	01/04/2027	02/01/2027	14,459,363.89	48,659.62
109	02/01/2027	03/01/2027	14,410,704.27	54,562.89
110	03/01/2027	04/01/2027	14,356,141.38	49,081.84
111	04/01/2027	05/04/2027	14,307,059.54	51,170.32
112	05/04/2027	06/01/2027	14,255,889.22	49,491.89
113	06/01/2027	07/01/2027	14,206,397.33	51,568.79
114	07/01/2027	08/02/2027	14,154,828.54	49,905.26
115	08/02/2027	09/01/2027	14,104,923.28	50,109.38
116	09/01/2027	10/01/2027	14,054,813.90	52,168.80
117	10/01/2027	11/01/2027	14,002,645.10	50,527.73
118	11/01/2027	12/01/2027	13,952,117.37	52,575.31
119	12/01/2027	01/04/2028	13,899,542.06	50,949.45
120	01/04/2028	02/01/2028	13,848,592.61	13,848,592.61

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